Exhibit 99.1

Mid-Con Energy Partners, LP Announces Quarterly Distribution on Preferred Units

TULSA, February 6, 2020 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces that the Board of Directors of its General Partner declared a cash distribution for: (1) its Class A Convertible Preferred Units for the fourth quarter of 2019, a cash distribution of $0.0430 per Preferred Unit and (2) its Class B Convertible Preferred Units for the fourth quarter of 2019, a cash distribution of $0.0306 per Preferred Unit, according to terms outlined in the Partnership Agreement. Such cash distributions will be paid on February 14, 2020 to holders of record as of the close of business on February 7, 2020.

About Mid-Con Energy Partners, LP

Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Oklahoma and Wyoming. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

Forward-Looking Statements

This press release may include “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” “pursue,” “target,” “will” and the negative of such terms or other comparable terminology. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the “Forward-Looking Statements” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2018, and in other documents and reports we file from time to time with the SEC.

Investor Relations Contact

IR@midcon-energy.com

(918) 743-7575